Exhibit 99.1

NAVISTAR INTERNATIONAL CORPORATION TO DELAY FILING FORM 10-K

WARRENVILLE, Ill. - January 17, 2006 - Navistar International Corporation (NYSE: NAV), the nation’s largest combined commercial truck and mid-range diesel engine producer, announced today that it will not file its Form 10-K for the fiscal year ended October 31, 2005, by its January 17 filing deadline because it is still in discussions with its outside auditors about a number of open items.

Because there has been no determination when the ongoing discussions with Deloitte and Touche LLP will be concluded, the company said it cannot determine when it will be able to file its Form 10-K. The company and Deloitte are reviewing a number of open items including some complex and technical accounting issues and the company cannot determine the impact the resolution of these issues may have, if any, on the per share earnings guidance issued last September. The company’s Form 10-K for fiscal 2005 will be filed with the Securities and Exchange Commission as soon as practical.

In mid December 2005, a key member of the Deloitte audit team went on an unexpected, extended medical leave. A new audit team from Deloitte is now working to complete the year-end audit for fiscal 2005.

Daniel C. Ustian, Navistar chairman, president and chief executive officer, said the results of 2005 go well beyond financial numbers. He said that production, retail sales and market share numbers in 2005 met the company’s expectations. Unaudited year end manufacturing cash balances approximated $875 million and the company expects that financing plans for 2006 will not be affected by the filing delay.

“We believe that the positive steps taken in 2005 should produce record results in 2006 and beyond,” Ustian said. “We expanded into new markets that take advantage of existing products and core competencies, while making key acquisitions that are synergistic with our core business and will help reduce our cyclicality and diversify our customer base. We gained the scale required to further improve our cost structure and forged strategic alliances that give us a worldwide presence that enables us to take advantage of global sourcing opportunities.”

Since the company’s 2005 Form 10-K has been delayed, the company may be delayed in announcing financial results for its first fiscal quarter ending January 31, 2006. The company also stated that it will postpone its annual meeting of shareowners, previously scheduled for February 21, 2006, to a later date to be announced.

The company believes the delay in filing the Form 10-K should not result in any adverse action against the company by its lenders, even though the delay will result in the company being unable to comply promptly with requirements in various debt agreements and financial arrangements for delivery of year-end financial statements.

E-1

Exhibit 99.1 (continued)

While the company said it will not issue specific earnings guidance for 2006 at this time, it said that based on the current industry outlook, it expects that earnings per share will be higher than the current average estimate of Wall Street security analysts of $5.34 per share.

For its fiscal year ending October 31, 2006, Navistar is forecasting United States and Canadian total truck industry retail sales volume for Class 6-8 and school buses at 425,000 units, up 3 percent from the 414,500 units sold by the industry in the fiscal year ended October 31, 2005. Demand for Class 8 trucks is expected to increase 4 percent to 294,000 units from 282,800 units, while demand for Class 6-7 medium trucks is estimated to remain unchanged at 105,000 units. School bus demand is forecast at 26,000 units, down from 27,100 in 2005.

Robert C. Lannert, Navistar vice chairman and chief financial officer, is working closely with Bill Caton, executive vice president of finance, in completing the year-end audit. As previously announced, Caton will succeed Lannert as chief financial officer upon filing of the company’s Form 10-K. Lannert has been undergoing cancer treatments in recent months and is making excellent progress in his recovery.

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses, Workhorse brand chassis for motor homes and step vans, and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company is also a provider of truck and diesel engine parts and service sold under the International® brand. A wholly owned subsidiary offers financing services. Additional information is available at: www.nav-international.com.

Forward Looking Statements
Information provided and statements made that are not purely historical are forward -looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this news release and we assume no obligation to update the information included in this news release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions, including the risk of continued delay in the completion of our financial statements. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Exhibit 99.1 to our Form 10-K for the fiscal year ended October 31, 2004.

E-2